Exhibit 99.1

WYNN RESORTS PREPARES FOR EXPANSION IN LAS VEGAS

LAS VEGAS--(BUSINESS WIRE)--May 3, 2004--Wynn Resorts, Limited (NASDAQ: WYNN) unveiled the first steps of its plan for the expansion of its Wynn Las Vegas resort. Highlights of these preliminary steps include:

-- an additional showroom

-- 18 additional fairway villa suites adjacent to the golf course

-- in anticipation of our expansion, improvements and refinements to the design of Wynn Las Vegas

-- acquisition by Wynn Las Vegas of 10 lots adjacent to the former Desert Inn golf course that were recently acquired by the Company

-- expanded parking facilities for Wynn Las Vegas

-- demolition of the remaining structures of the former Desert Inn to prepare for the future development of an additional casino, hotel tower and related amenities on the site

The total cost of these improvements is approximately $198 million (including interest and financing fees). The additional showroom, fairway villas, other improvements and refinements to Wynn Las Vegas and lot acquisition, costing approximately $137 million, will be financed through an equity contribution to Wynn Las Vegas by the Company. Other than the additional showroom, all of these improvements are expected to be completed by the April 2005 opening of Wynn Las Vegas.

The expansion of the parking facilities and the demolition of the remaining Desert Inn structures will be undertaken by a newly-formed subsidiary of the Company. On May 3, 2004, this subsidiary borrowed approximately $143 million, secured by the 20-acre site on which the Desert Inn buildings currently stand. The site was formerly owned by another Company subsidiary, and was recently released from the collateral securing the Wynn Las Vegas credit facility and its 12% mortgage notes. The newly-formed subsidiary will retain approximately $61 million of the $143 million loan and use such funds to finance the expansion of its parking facilities, demolition of the remaining Desert Inn structures, and payment of interest, fees and expenses related to the financing transactions. The remaining $82 million of loan proceeds will be distributed to Wynn Resorts and used by the Company, along with an additional $55 million in available cash, to fund the $137 million equity contribution to Wynn Las Vegas. Further expansion, including an additional casino, hotel tower and related amenities, remains subject to the design and budgeting processes, as well as additional financing.

This press release contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company's future results is included under the caption "Risk Factors" in Item 1 of Wynn Resorts' annual report on Form 10-K for the year ended December 31, 2003.

CONTACT:
Wynn Resorts, Limited
Samanta Hegedus, 702/733-4520
investorrelations@wynnresorts.com


SOURCE: Wynn Resorts, Limited